Agreement of Merger

This Agreement of Merger is entered into between Solis Tek Inc., a California corporation (herein "Surviving Corporation"), Cinjet, Inc. a Nevada corporation ("Parent"), and CJA Acquisition Corp., a California corporation (herein "Merging Corporation").

1. Merging Corporation shall be merged into Surviving Corporation.

2. Each outstanding share of the Surviving Corporation shall be converted into .1666 shares of Parent, which is the parent corporation of the Merging Corporation.

3. All of the issued and outstanding shares of Merging Corporation, all of which are owned by Parent, shall be converted into one share of the Surviving Corporation.

4. Merging Corporation shall from time to time, as and when requested by Surviving Corporation, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out this merger.

4. The effect of the merger and the effective date of the merger are as prescribed by law.

IN WITNESS WHEREOF the parties have executed this Agreement.

Dated: June 23, 2015

Solis Tek Inc.

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Alvin Hao, President

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Alan Lien, Secretary

CJA Acquisition Corp.

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Diane Button, President

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Diane Button, Secretary

Cinjet, Inc.

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Diane Button, President

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Diane Button, Secretary